Exhibit 10.62

AETHLON MEDICAL, INC.

AMENDMENT NO. 1 TO

STOCK OPTION AGREEMENT

RECITALS

The Board of Directors (the “Board”) of Aethlon Medical, Inc. (the “Company”), in a written consent in lieu of a Board Meeting dated February 9, 2016, has deemed it fair and in the best interest of the Company and its stockholders to set the exercise period under Section 6.6(a) and Section 6.6(b) of the Amended 2010 Stock Incentive Plan (the “Plan”) for the Stock Option Agreement between the Company and Richard H. Tullis dated September 27, 2010 (the “Option”) to thirty-six (36) months. Accordingly, the undersigned agrees that, solely with respect to the Option, such sections shall be deemed to read in their entirety as follows:

6.6              Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

(a)                If the Participant’s service is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable upon the Termination Date no later than thirty-six (36) months after the Termination Date.

(b)               If the Participant’s service is Terminated because of the Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative) no later than thirty-six (36) months after the Termination Date.

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 to the Option on this 9th day of February, 2016.

Aethlon Medical, Inc., a Nevada corporation

By:	/s/ James B. Frakes
James B. Frakes
Chief Financial Officer